Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM'S CONSENT

We consent to the inclusion in this Registration Statement of Simtrol, Inc. and Subsidiaries (the "Company") on Form SB-2 of our report dated May 13, 2007, which report includes an explanatory paragraph as to an uncertainty with respect to the Company's ability to continue as a going concern, with respect to our audits of the consolidated financial statements of Simtrol, Inc. and Subsidiaries as of December 31, 2006 and for the years ended December 31, 2006 and 2005, which report appears in this Prospectus, which is part of this Registration Statement. We also consent to the reference to our firm under the caption "Experts" in such Prospectus.

/s/ Marcum & Kliegman LLP

New York, New York
May 13, 2007